Exhibit 16.1

November 5, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE

Washington, D.C. 20549

Dear Sir or Madam:

We have read the paragraphs under Item 4.01 included in the Form 8-K dated November 1, 2012 of National Property Analysts Master Limited Partnership to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, as it pertains to Asher & Company, Ltd., in response to Item 304(a) of Regulation S-K.

/s/ ASHER & COMPANY, Ltd.

Cc:	Edward B Lipkin
President – EBL&S, Inc. – Managing General Partner NPAMLP